Exhibit 10.21
APPENDIX B
to
PROSPECTUS DATED October 28, 2008
CHS Inc.
Deferred Compensation Plan
This Appendix B is dated _October 28, 2008.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
RATES OF RETURN FOR THE INVESTMENT FUNDS
The information below supplements the information contained in the CHS Inc. Deferred Compensation Plan prospectus, under the heading “How Are Earnings On My Account Determined.” Shown below are the rates of return for each of the last three years for each of the investment alternatives available under the Plan. The funds below are used solely as an index for determining gains or losses on your unfunded account. You do not actually own any shares of the fund used as the index.
Annual investment returns for the 12 months ending:

Fund Name/Ticker		2007	2006	2005
Vanguard Prime Money Market Fund		5.14%	4.88%	3.01%
Vanguard LifeStrategy Income Fund		6.70%	7.93%	3.23%
Vanguard LifeStrategy Conservative Growth Fund		6.99%	10.62%	4.45%
Vanguard LifeStrategy Moderate Growth Fund		7.36%	13.31%	5.69%
Vanguard LifeStrategy Growth Fund		7.46%	16.13%	6.88%
Fixed Income Fund	2009: 6.70%	N/A	N/A	N/A
Ten-Year T-Note Fund*	2008: 5.83%	5.70%	5.39%	5.22%

*	Effective January 1, 2009 the Ten-Year T-Note Fund is replaced with the Fixed Income Fund.
The above amounts are not necessarily indicative of the results realized by individual Plan participants, due to the timing of deferrals, investment reallocations and withdrawals, and daily changes in the market value of securities. Furthermore, the above amounts should not be regarded as indicative of future performance of the investment funds.